Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-122126; Form S-3 No. 333-119016; and Form S-3 No. 333-128893) of Jameson Inns, Inc. of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc., Jameson Inns Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Jameson Inns, Inc., included in this Form 10-K/A.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 1, 2006